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                                                                      Exhibit 12
                                                                      ----------

Hawaiian Electric Industries Capital Trust I
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SECURITIES DISTRIBUTIONS
(unaudited)

                                                             Three months ended March 31,
                                                              -------------------------
(dollars in thousands)                                            1999          1998
---------------------------------------------------------------------------------------
Earnings................................................          $2,155         $2,155
                                                              ==========     ==========
Fixed charges...........................................          $    -         $    -
Preferred securities distributions......................           2,090          2,090
                                                              ----------     ----------
Total combined fixed charges and
   preferred securities distributions...................          $2,090         $2,090
                                                              ==========     ==========
Ratio of earnings to combined fixed charges and
   preferred securities distributions...................            1.03           1.03
                                                              ==========     ==========